EXHIBIT 99.1

BTU International Reports Third Quarter 2003 Results

    NORTH BILLERICA, Mass.--(BUSINESS WIRE)--Oct. 16, 2003--BTU International, Inc. (Nasdaq NM: BTUI), the leading supplier of advanced thermal processing equipment for semiconductor packaging, surface mount, and advanced materials processing, today announced its financial results for the third quarter ended September 28, 2003.
    Net sales for the quarter were $6.7 million, compared to $7.1 in the third quarter of 2002. Net loss for the 2003 third quarter was $1.6 million, or $0.23 per share, compared to a net loss of $1.7 million, or $0.24 per share in the third quarter of 2002.
    Net sales for the nine months ending September 28, 2003 were $20.7 million, compared to $25.0 million in the same period of last year. The net loss for the first nine months was $5.3 million, or $0.75 per share, compared to a loss of $4.4 million, or $0.64 per share, for the first nine months of last year.
    "Net sales in the third quarter were, as expected, down slightly compared to the second quarter, primarily due to weak sales early in the summer," said Mark R. Rosenzweig, president and CEO of BTU International. "The surface-mount-technology (SMT) area of our business continued its recovery, but orders from the advanced materials markets have not yet rebounded, and the resulting product mix continues to put downward pressure on gross margins."
    "Early recognition of the sales weakness in quarter three enabled us to reduce operating costs significantly, primarily through a temporary shortening of our workweek," said Rosenzweig. "Even with lower sales, the company ended the quarter essentially cash neutral and with an improved bottom line."
    Commenting on the fact that the company's SMT and semiconductor oriented businesses continue to be increasingly focused in Asia, Rosenzweig said, "We are well positioned to take advantage of that market strength, especially as our new manufacturing facility nears completion in China. We expect to begin production in Shanghai in early 2004 and plan to ramp output quickly with a corresponding increase in quarter-on-quarter gross margins next year."
    "Based on the improved activity in the later part of the third quarter, we are back to full operations and expect improving sales in the quarter ahead," added Rosenzweig.
    BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2003, in a conference call to be held tomorrow, Friday, October 17, at 11:00 a.m. Eastern Time. A webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through October 31, 2003, and can be accessed at these websites or by phone at (800) 938-0996.

    About BTU International

    BTU International, with world headquarters in North Billerica, MA, is a market-leading supplier of advanced thermal processing equipment to the semiconductor, electronics, and materials sectors. BTU manufactures a wide range of equipment for semiconductor packaging applications, including state-of-the-art systems for wafer bumping and wafer-level packaging. The company also manufactures solder reflow furnaces for printed circuit board assembly, and advanced systems for materials processing applications requiring high temperatures and precise atmosphere control. BTU operates worldwide with direct sales and service offices in the USA, Asia and Europe. Information about BTU International is available on BTU's website at www.btu.com.

    Safe Harbor Statement

    This news release, other than historical financial information, includes forward-looking statements that involve known and unknown risks and uncertainties, including quarterly fluctuations in results. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. Unless otherwise required by law, the company disclaims any obligation to revise or update such forward-looking statements in order to reflect future events or developments.



                        BTU INTERNATIONAL, INC.
                 Consolidated Statements of Operations
          (In thousands, except per share and share amounts)
                              (Unaudited)

                           Three Months Ended     Nine Months Ended
                          --------------------- ---------------------
                          September  September  September  September
                                 28,        29,        28,        29,
                               2003       2002       2003       2002
---------------------------------------------------------------------
Net Sales                    $6,738     $7,100    $20,698    $24,968
Cost of Goods Sold            5,370      4,601     15,932     16,780
---------------------------------------------------------------------
Gross Margin                  1,368      2,499      4,766      8,188
Selling, General and
   Administrative
    Expenses                  2,165      3,409      7,468     10,828
Research, Development and
   Engineering                  745        903      2,393      2,761

---------------------------------------------------------------------
Loss from Ops Before
 Restructuring               (1,542)    (1,813)    (5,095)    (5,401)
Restructuring Charges             -        360        190        360
---------------------------------------------------------------------
Loss from Operations
    After Restructuring      (1,542)    (2,173)    (5,285)    (5,761)
Interest (Expense) Income,
 net                            (77)       (38)      (197)      (115)
Other (Expense) Income,
 net                              2         11          7         13
---------------------------------------------------------------------
Loss Before Income Taxes     (1,617)    (2,200)    (5,475)    (5,863)
Income Tax Benefit                -       (539)      (222)    (1,436)
---------------------------------------------------------------------
Net Loss                    ($1,617)   ($1,661)   ($5,253)   ($4,427)
=====================================================================

Loss Per Share:
   Basic                     ($0.23)    ($0.24)    ($0.75)    ($0.64)
   Diluted                   ($0.23)    ($0.24)    ($0.75)    ($0.64)

---------------------------------------------------------------------
Weighted Average Number of Shares
 Outstanding:
   Basic                  7,030,140  6,910,226  7,011,834  6,873,843

  Diluted                 7,030,140  6,910,226  7,011,834  6,873,843
---------------------------------------------------------------------



                              BTU INTERNATIONAL, INC.
                            Consolidated Balance Sheets
                                   (In thousands)

                                                 September   December
                                                        28,        31,
                                                       2003     2002
                                                 (Unaudited)
----------------------------------------------------------------------
Assets
 Cash and Investments                                 $7,660  $13,847
 Accounts Receivable                                   5,873    4,532
 Inventories                                           7,320    6,668
 Other Current Assets                                    687    2,117
 Property, Plant and
   Equipment, net                                      3,475    4,037
 Other Assets                                            793      313
----------------------------------------------------------------------

                                                     $25,808  $31,514
======================================================================



Liabilities and Stockholders' Investment
 Short-Term Debt                                      $4,085     $329
 Other Current Liabilities                             5,018    5,424
 Long-Term Debt                                            -    4,010
 Long-Term Deferred Comp.                                501      650

 Stockholders' Investment                             16,204   21,101
----------------------------------------------------------------------

                                                     $25,808  $31,514
======================================================================

    CONTACT: Company Contact:
             BTU International, Inc.
             Tom Kealy, 978-667-4111 Ext. 106
                 or
             Agency Contact:
             For BTU International
             Bill Monigle, 603-424-1184